Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Investors & Financial Media:	Trade Media:
Mitch Gellman	Patricia Harriman
(949) 260-8328	(949) 260-8219
ir@simpletech.com	pharriman@simpletech.com

SIMPLETECH ANNOUNCES BETTER THAN EXPECTED RESULTS FOR SECOND QUARTER 2003

— FLASH REVENUES INCREASE 62% YEAR-OVER-YEAR; COMPANY SEES SOLID INCREASE IN DEMAND AND PRICING FOR FLASH AND DRAM IN THE SECOND HALF OF 2003 —

July 29, 2003 — Santa Ana, Calif. — SimpleTech, Inc. (Nasdaq:STEC), a technology solutions provider offering products based on DRAM and Flash memory technologies, today announced its financial results for the second quarter and the six months ended June 30, 2003.

Revenues for the second quarter of 2003 were $44.7 million, an increase of 9% from $40.9 million for the first quarter of 2003, and an increase of 3% from $43.3 million for the second quarter of 2002.  Revenues for the second quarter of 2003 increased from the prior quarter due primarily to a 28% increase in sales of Flash-based memory solutions and increased shipments to new and existing retail customers.  The company exceeded its previous guidance of flat revenues for the second quarter of 2003 by $3.8 million.  Loss per share was $0.02 for the second quarter of 2003, compared to a loss per share of $0.04 for the first quarter of 2003 and a loss per share of $0.02 for the same period in 2002.  The results for the second quarter of 2003 were better than analyst expectations of a loss per share of $0.04.  The company increased its cash and short-term marketable securities balance by more than $2 million during the second quarter of 2003 to more than $44 million.

Business Segments

Commercial Division

Revenues from Commercial Division customers comprised 81% of total revenues for the second quarter of 2003, compared to 78% of total revenues for the first quarter of 2003.  Commercial Division revenues increased to $36.1 million for the second quarter of 2003 from $31.8 million for the first quarter of 2003, an increase of 14%.  For the second quarter of 2003, revenues from the division’s largest retail customer increased 69% from the prior quarter.  The division expects to generate additional revenues during the second half of 2003 from new products released late in the second quarter and early in the third quarter of 2003.  These new products include a line of embedded USB Flash drives and a line of high-speed, high-capacity desktop, notebook and external hard drives.

Industrial Division

Revenues from Industrial Division customers comprised 19% of total revenues for the second quarter of 2003, compared to 22% of total revenues for the first quarter of 2003.  Industrial Division revenues decreased from $9.1 million for the first quarter of 2003 to $8.7 million for the second quarter of 2003.

Xiran Division

The Xiran Division completed testing of its prototype units, successfully demonstrated product performance at several industry tradeshows and expects to ship evaluation units to potential customers during the third quarter of 2003.

The division combines proprietary hardware, firmware and software to implement its DirectPath™ family of products. These products are aimed at improving server throughput and performance in several high growth markets ranging from streaming media and video-on-demand to emerging networked storage applications.

During the second quarter of 2003, the Xiran Division was granted United States patent number 6,535,518 B1 titled “System for Bypassing a Server to Achieve Higher Throughput Between Data Network and Data Storage System,” a universal solution for accelerating content delivery between network and storage.

Business Outlook

“We are pleased with our performance for the second quarter of 2003 as well as the demand outlook for our Flash- and DRAM-based products for the third quarter of 2003,” said Manouch Moshayedi, chief executive officer of SimpleTech, Inc.  “ We are encouraged by our stronger than expected results in the second quarter of 2003 along with current market trends and believe that these may be signs of a turnaround for our sector.  We have seen significant increases in DRAM and Flash demand along with the stabilization and increase of component prices during the past several weeks.  Excluding Xiran, we achieved profitability for the quarter.  We strengthened our balance sheet through positive cash flow from operations, exiting the quarter with more than $44 million in cash and short-term marketable securities and no long-term debt.  At the same time, we invested additional resources to bolster our sales and marketing effort, while decreasing our general and administrative expenses.

“Flash continues to grow as a contributor to our revenue stream.  We recently announced our new line of embedded USB Flash drives.  Flash-based product sales surpassed 44% of revenues for the second quarter of 2003, an increase from 38% of revenues for the first quarter of 2003.

“Flash prices have held steady after a major decline in the first quarter of 2003.  This steadiness along with increasing demand for our Flash-based solutions, revenue increases due to improved retail operating methods and the addition of a sizable, select retail customer with warehouse locations nationwide, support our positive Flash outlook as we enter the second half of 2003.

“Our Xiran Division continues to make significant progress in terms of product development and customer interest.  We look forward to feedback from our potential customers on upcoming shipments of our evaluation units.  We believe that we are on course in developing a technology which helps meet a growing challenge – that of delivering rich content through servers more efficiently and more cost effectively.

“Although order visibility continues to be limited, we believe that we are well positioned to take advantage of improving industry conditions in the second half of 2003.  Demand for our DRAM- and Flash-based solutions is accelerating and pricing is firming.  Based on current trends, we expect our third quarter 2003 revenues to increase to a range of $48 to $50 million and earnings per share to improve to a net loss of $0.01.”

About SimpleTech

SimpleTech, Inc., is a technology solutions provider offering products based on DRAM, SRAM and Flash memory technologies. Headquartered in Santa Ana, Calif., the company is a leader in the design, development, manufacturing and marketing of memory solutions. For information, please contact the company’s Investor Relations department at (949) 260-8328 (ir@simpletech.com) or visit www.simpletech.com.

Conference Call

SimpleTech, Inc., will hold an open conference call to discuss results for the second quarter of 2003. The call will take place today at 1:30 p.m., Pacific/4:30 p.m., Eastern. The call-in numbers for the conference are 1-800-781-3662 (United States and Canada) and 1-706-643-7710 (International). A digital recording of the call will be available for 48 hours beginning approximately two hours after the completion of the conference. The call-in numbers for the replay are 1-800-642-1687 (United States and Canada) and 1-706-645-9291 (International). The access code for the replay is 1785745.

Safe Harbor

This release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, statements concerning the expected additional revenue in the second half of 2003 from new products released late in the second quarter and early in the third quarter of 2003, the Xiran Division’s expected shipment of evaluation units to potential customers in the third quarter of 2003, the growing contribution of Flash products to SimpleTech’s revenue stream, the Xiran Division’s progress toward development technology that delivers rich content through servers more efficiently and cost effectively, future demand and pricing of DRAM- and Flash-based products, anticipated first sales of Xiran products in late 2003, and revenue and earnings guidance for the third quarter of 2003.  Actual results may differ materially from the results predicted. Important factors which could cause actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” in filings with the Securities and Exchange Commission made from time to time by SimpleTech, Inc., including its Annual Report on Form 10-K, its quarterly reports on Form 10-Q, and its current reports on Form 8-K.  Other factors that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements include the following risks: the cost of raw materials may fluctuate widely in the future, new and changing technologies may limit the applications of SimpleTech’s products, new customer and supplier relationships may not be implemented successfully, new products released late in the second quarter and early in the third quarter of 2003 may not generate significant additional revenues, recent design wins achieved by the Industrial Division may not lead to significant second half revenues, beta prototypes recently shipped by the Xiran Division may not lead to significant future revenues, the Xiran Division technology may not achieve timely product commercialization and the cost to operate the Xiran Division may vary from projections.  SimpleTech Inc., undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

FINANCIAL TABLES TO FOLLOW

SimpleTech, Inc.

Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30, 2003	December 31, 2002
ASSETS:
Current Assets:
Cash and cash equivalents	$34,036	$33,992
Marketable securities	9,980	9,980
Accounts receivable, net of allowances of $763 at June 30, 2003 and $782 at December 31, 2002	16,572	19,019
Inventory, net	15,462	14,141
Income taxes receivable	2,799	3,860
Deferred income taxes	—	28
Other current assets	804	59
Total current assets	79,653	81,079
Furniture, fixtures and equipment, net	9,003	10,169
Intangible assets	378	835
Deferred income taxes	4,327	2,378
Total assets	$93,361	$94,461

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities:
Accounts payable	$18,414	$16,381
Current maturities of capital lease obligations	—	113
Accrued and other liabilities	3,091	4,152
Deferred income taxes	231	—
Total current liabilities	21,736	20,646

Total liabilities	21,736	20,646

Shareholders’ Equity:
Common stock	39	39
Additional paid-in capital	67,051	66,716
Retained earnings	4,535	7,060
Total shareholders’ equity	71,625	73,815
Total liabilities and shareholders’ equity	$93,361	$94,461

SimpleTech, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002

Net revenues	$44,745	$43,301	$85,663	$94,253
Cost of revenues	37,021	37,167	71,008	76,643
Gross profit	7,724	6,134	14,655	17,610
Sales and marketing	4,958	4,230	10,330	9,067
General and administrative	2,361	2,673	4,875	5,704
Research and development	2,055	2,007	4,172	3,945
In-process research and development expenses	—	—	—	1,360
Total operating expenses	9,374	8,910	19,377	20,076
Loss from operations	(1,650)	(2,776)	(4,722)	(2,466)
Interest and other income, net	(125)	(187)	(276)	(396)
Loss before benefit for income taxes	(1,525)	(2,589)	(4,446)	(2,070)
Benefit for income taxes	(661)	(1,873)	(1,921)	(1,667)
Net loss	$(864)	$(716)	$(2,525)	$(403)

Net loss per share:
Basic	$(0.02)	$(0.02)	$(0.06)	$(0.01)
Diluted	$(0.02)	$(0.02)	$(0.06)	$(0.01)

Shares used in computation of net loss per share:
Basic	38,905,161	38,475,553	38,874,014	38,413,980
Diluted	38,905,161	38,475,553	38,874,014	38,413,980

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